UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2008

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

2930 West Sam Houston Parkway North, Suite 300
Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Senior Credit Facility

On February 4, 2008, Flotek Industries, Inc. (the “Company”) entered into a Second Amendment (the “Amendment”) to amend the Amended and Restated Credit Agreement, dated as of August 31, 2007 (as amended, modified or supplemented prior to the date thereof, the “Senior Credit Facility”), between the Company and Wells Fargo Bank, National Association. The Senior Credit Facility consists of a revolving line of credit, an equipment term loan and two real estate term loans. The Amendment permits the Company to consummate the announced acquisition of Teledrift, Inc. (“Teledrift”), to issue up to $150 million in convertible senior notes due 2028 (the “Offering”) to fund the purchase price of Teledrift and incur additional capital expenditures, and includes new financial covenants and other amendments as described below.

The Amendment added a Minimum Net Worth (as defined in the Senior Credit Facility) covenant to prohibit the Company’s Net Worth as of the end of each fiscal quarter, commencing with the quarter ending March 31, 2008, to be less than an amount equal to:

•	80% of the Company’s Net Worth as of the end of the fiscal quarter ending December 31, 2007; plus

•	an amount equal to 75% of the Company’s consolidated Net Income for each fiscal quarter ending after December 31, 2007 in which such consolidated Net Income is greater than $0; plus

•	an amount equal to 100% of equity issuance proceeds received by the Company or any of its subsidiaries after December 31, 2007.

“Net Worth” means the Company’s consolidated shareholder’s equity determined in accordance with GAAP.

The Amendment also (i) includes an additional financial covenant to prohibit the Company’s senior leverage ratio as of each fiscal quarter end to be more than 2.00 to 1.00; (ii) prohibits the Company’s fixed charge coverage ratio as of each fiscal quarter end to be less than 1.25 to 1.0; (iii) extends the maturity date on the Company’s working capital loan to February 4, 2011; (iv) requires the Company to reduce the principal amount of its term loan to $40.0 million, (v) limits aggregate capital expenditures by the Company and its subsidiaries to $20,000,000 in any fiscal year and (vi) requires the Company to make mandatory prepayments of the term loan portion of our Senior Credit Facility in specified circumstances, including if the appraised value of our fixed assets falls below specified levels.

In addition, the Amendment increases interest rates under the Senior Credit Facility by adjusting the margin applicable to base rate advances and Eurodollar advances to those set forth below:

•	Each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Alternate Base Rate plus 2.75% and (ii) the Highest Lawful Rate.

•

Each Eurodollar Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Adjusted LIBOR Rate for the Interest Period in effect for such Advance plus 3.75% and (ii) the Highest Lawful Rate.

The Amendment provides that the Company will not permit the Leverage Ratio (as defined in the Senior Credit Facility) as of each fiscal quarter end to be more than (i) 3.5 to 1.0 for each fiscal quarter ending prior to September 30, 2008, (ii) 3.0 to 1.0 for each fiscal quarter ending on or after September 30, 2008 but prior to March 31, 2009 and (iii) 2.75 to 1.0 for each fiscal quarter ending on or after March 31, 2009 but prior to September 30, 2009 and (iv) 2.50 to 1.0 for each fiscal quarter ending on or after September 30, 2009.

The Amendment increased the quarterly principal payment required to be made by the Company from $500,000 to $2,000,000.

Acquisition of Teledrift

On February 4, 2008, Teledrift Acquisition, Inc., a wholly-owned subsidiary of the Company (the “Purchaser”), agreed to acquire substantially all of the assets of Teledrift, Inc. (“Teledrift”) pursuant to an Asset Purchase Agreement by and among the Company, the Purchaser, Teledrift and certain stockholders of Teledrift named therein (the “Purchase Agreement”), for approximately $95.2 million, subject to purchase price adjustments. The Company intends to use the net proceeds from the Offering to fund the purchase price of this acquisition.

The Purchase Agreement contains various representations, warranties and covenants made by the parties, including covenants by Teledrift to conduct its operations in the ordinary course between the date of the Purchase Agreement and the completion of the acquisition. The completion of the acquisition is subject to various conditions. The Purchase Agreement also contains certain rights concerning the ability of the Teledrift and the Purchaser to terminate the Purchase Agreement.

The foregoing summaries of the Amendment and the Purchase Agreement are qualified, in all respects, by the provisions of the Amendment and the Purchase Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of February 4, 2008, by and between Flotek Industries, Inc. and Wells Fargo Bank, National Association.

10.2	Asset Purchase Agreement, dated as of February 4, 2008, by and among Teledrift Acquisition, Inc., Flotek Industries, Inc., Teledrift, Inc. and the stockholders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: February 6, 2008	/s/ Rosalie Melia
Rosalie Melia Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of February 4, 2008, by and between Flotek Industries, Inc. and Wells Fargo Bank, National Association.

10.2	Asset Purchase Agreement, dated as of February 4, 2008, by and among Teledrift, Acquisition, Inc., Flotek Industries, Inc., Teledrift, Inc. and the stockholders named therein.